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EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Enterasys Networks, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-50454, 33-31572, 33-96060, 33-96058, 33-33454, 33-42490, 333-83991, 333-66774
and 333-50753) on Form S-8 of Enterasys Networks, Inc. of our report dated November 21, 2002 relating to the consolidated balance sheets of Enterasys Networks, Inc. and subsidiaries as of December 29, 2001 and March 3, 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the ten-month period ended December 29, 2001 and for each of the years in the two-year period ended March 3, 2001, which report appears in the December 29, 2001 Annual Report to Stockholders on Form 10-K of Enterasys Networks, Inc.

Our audit report dated November 21, 2002 indicates that the Company's consolidated balance sheet as of March 3, 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the year ended March 3, 2001 have been restated.


Our audit report also indicates that, effective March 4, 2001, the Company changed its method of accounting for derivative financial instruments and hedging activities.

KPMG LLP SIGNATURE

Boston, Massachusetts
November 25, 2002